EXHIBIT 99.1

PRESS RELEASE

Kentucky Bancshares, Inc. Completes Acquisition and Merger

PARIS, KENTUCKY (November 7, 2003) - Kentucky Bancshares, Inc. (OTC BB: KTYB), Paris, Kentucky announced today completion of the acquisition of Kentucky First Bancorp, Inc. (AMEX: KYF), Cynthiana, Kentucky and its wholly owned subsidiary, First Federal Savings Bank. First Federal was immediately merged into the acquiring institution's commercial bank, Kentucky Bank. Kentucky Bancshares paid Kentucky First Bancorp stockholders $23.25 in cash per share of common stock.
Buckner Woodford, President and CEO of Kentucky Bancshares made the announcement: "We are extremely pleased to serve a larger base of customers in Cynthiana. This is a wonderful community in a region that is doing well economically. It is an extremely good fit with the rest of our franchise. Our thanks go to the employees of both banks who have worked so hard to make a smooth transition. The reception we have received from First Federal customers has been gratifying."

Kentucky Bancshares was advised by Professional Bank Services,
Inc. and Frost Brown Todd LLC. Kentucky First Bancorp was advised by Trident Securities, a division of McDonald
Investments, Inc., and Stradley Ronon Stevens & Young, LLP.

Kentucky Bancshares is a financial services holding company and is the parent of Kentucky Bank, a Kentucky state chartered commercial bank and trust company. Kentucky Bank is headquartered in Paris, and has additional offices in Paris, North Middletown, Winchester, Georgetown, Versailles, Nicholasville, Wilmore and Cynthiana, Kentucky. With the completion of the acquisition, the combined companies have total assets of approximately $500 million.

Other than historical information set forth herein, this announcement may contain forward-looking statements with respect to the financial condition, results of operations and business of Kentucky Bancshares following the consummation of the merger that involve risks and uncertainties. Actual results could be materially different from those discussed in this announcement. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: economic conditions (both generally and more specifically in the markets in which Kentucky Bancshares and Kentucky First Bancorp and their respective banks operate); competition for customers from other providers of financial and mortgage services; government legislation and regulation (which change from time to time and over which Kentucky Bancshares has no control); changes in interest rates (both generally and more specifically mortgage interest rates); material unforeseen changes in liquidity, results of operations, or financial condition of customers; and other risks detailed in Kentucky Bancshares filings with the SEC, all of which are difficult to predict and many of which are beyond the control of Kentucky Bancshares. Kentucky Bancshares undertakes no obligation to republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contacts:

Buckner Woodford IV
Kentucky Bancshares, Inc.
4th & Main Streets
P. O. Box 157
Paris, Kentucky  40362
(859) 987-1795






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